ROSS MILLER
Secretary of State 206 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz
	Filed in the office of	Document Number
20080381010-63
Filing Date and Time 06/04/2008 9:00 AM
Ross Miller Secretary of State State of Nevada
Entity Number E0882072007-4
Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.	Name of corporation:

National Automation Services, Inc.
2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
50,000,000.001
4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
100,000,000.001
5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

0
6.

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

0

7.	Effective date of filing (optional):	6/4/08

(must not be later than 90 days after the certificates is filed)
8.	Officer Signature:
Chief Executive Officer
		Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 70.209.2007 Revised: 01/01/2007